EXHIBIT 99.1

Daleco Announces $1.5 Million Investment and Sales Agreement with Far East Investments

West Chester, PA March 27, 2013 – Daleco Resources Corporation (OTCQB: DLOV) today announced that it has executed a $1.5 million Stock Purchase Agreement with Far East Investments, LLC (“FEI”) based in Los Angeles, California and DTE Investments, Ltd (”DTI) based in Kowloon, Hong Kong. In addition to the capital proceeds, the parties have entered into a Exclusive Sales Agency and Marketing Agreement for natural resources and products in which FEI and DTI will provide assistance to Daleco and it’s subsidiaries in establishing business relationships in China and throughout the Asian market. Details of the transaction were not released.

Grant Lin, CEO of Far East Investments commented, “We have been following Daleco Resources for the past 18 months and have spent a considerable amount of time analyzing the company. Our team has been impressed by the expertise of their management team, the potential of their asset base, history in the marketplace, and potential intellectual property advantages. It is our belief that this new relationship can accelerate the asset monetization efforts of Daleco Resources and enhance the overall market value of the Company..

Michael Parrish, CEO of Daleco, stated, "I am very pleased that FEI and DTI have committed their time and resources to helping Daleco grow and expand in to the Asian markets. In particular, China has a huge demand for natural resources and represents and major active player within the natural resource sector on an international scale. As such, we anticipate that our newly established relationship with FEI and DTE will have a tangible impact on the Company’s future results.”

Daleco Resources is a natural resource company with operating subsidiaries and natural resource holdings active in oil and gas, industrial minerals, and environmental remediation technology. For further information on Daleco and clean age technologies, please visit www.dalecoresources.com.

Safe harbor for Forward-looking Statements: Except for historical information contained herein, the statements in this Press Release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in the future periods to differ materially from forecasted results. These risks and uncertainties include, among other things, product price volatility, product demand, market competition, and risk inherent in the Company's operations, imprecision in estimating product reserves and the Company's ability to replace and expand its holdings.

Investor Relations:

Alan Sheinwald

914-669-0222

asheinwald@allianceadvisors.net